Exhibit 23

CONSENT OF ERNST & YOUNG LLP

We consent to the incorporation by reference in the Registration Statements (Forms S-3 Nos. 333-106307, 333-109433, 33-64968, and 333-15241) of OXiGENE, Inc. and the related Prospectuses, Registration Statements (Forms S-8 Nos. 333-05787, 333-92747 and 333-32958) pertaining to the 1996 Stock Incentive Plan, and Registration Statements (Forms S-8 Nos. 333-84870, 333-84872 and 333-85860) pertaining to the Compensation Award Stock Agreements and the Restricted Stock Agreements between OXiGENE, Inc. and Certain Directors, Employees and Non-employees, of our report dated February 6, 2004, with respect to the consolidated financial statements of OXiGENE, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

March 9, 2004